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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	December 29, 2011

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

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Item 2.05                      Costs Associated with Exit or Disposal Activities.

On December 29, 2011, the Board of Directors of Arotech Corporation (the “Registrant”) committed to a plan to sell the Registrant’s Armor Division (the “Division”), consisting of the Registrant’s U.S. subsidiary MDT Armor Corporation and its Israeli subsidiary M.D.T. Protective Industries, Ltd., in order to focus on the more profitable and growth-oriented aspects of the Registrant’s business. The Registrant will continue to operate the Division and is currently engaged in preliminary discussions with potential purchasers for the Division. There can be no assurance that the Registrant will be able to sell all or any part of the Division or that the price that it may receive for the Division will be greater than the book value of the Division. The Registrant expects that the sale of the Division, if it occurs, will be completed within the next twelve months. The Registrant believes that the disposal of the Division will not have a material adverse effect on its liquidity.

Although the Division will continue operations, for accounting purposes the Registrant will reflect the operations of the Division as being discontinued and its assets as held for sale. The discontinuation of the Division for accounting purposes will result in a one-time, pre-tax charge of approximately $2.4 million, reflecting a write-down of goodwill and intangibles ($1.8 million), joint venture investment ($269,000), and costs associated with change of control provisions and other non-statutory severance expenses ($300,000). Almost all these charges are non-cash expenses. The Registrant expects that the charges will be incurred in the fourth quarter of 2011.

Item 2.06                      Material Impairments.

The information discussed above in Item 2.05 is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)

/s/ Robert S. Ehrlich
Name:	Robert S. Ehrlich
Title:	Chairman and CEO

Dated:           December 29, 2011